Exhibit 15

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aurora Oil & Gas Corporation
Traverse City, Michigan

We are aware that our reports dated August 7, 2006 and November 13, 2006 on our reviews of interim financial information of Aurora Oil & Gas Corporation for the periods ended June 30, 2006 and 2005, and September 30, 2006 and 2005, respectively, and included in the Company’s quarterly reports on Form 10-QSB are incorporated by reference in this registration statement.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

RACHLIN COHEN & HOLTZ LLP

Miami, Florida
December 21, 2006